                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Brunswick Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

[LOGO OF BRUNSWICK]

1 N. Field Ct., Lake Forest, Illinois 60045-4811

March 26, 2001

Dear Brunswick Shareholder:

You are cordially invited to attend the 2001 Annual Meeting of Brunswick Share-holders to be held on Tuesday, May 1, 2001, at 3:00 p.m. at Brunswick's corpo-rate offices, 1 N. Field Court, Lake Forest, Illinois. Brunswick's offices are northwest of Chicago, Illinois, on Route 60, one-half mile east of I-294/94 (the Tri-State Tollway).

The formal Notice of Annual Meeting and Proxy Statement accompanying this let-ter describe the business to be acted on at the meeting.

It is important that your shares be represented at the meeting. Please submit your vote according to the instructions on the enclosed PROXY card as promptly as possible in order to ensure your representation at the meeting. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you will NOT be permitted to vote in person at the meeting unless you first obtain a proxy issued in your name from the record holder.

Shares held in the Brunswick Employee Stock Ownership Plan (BESOP), Retirement Savings Plan (BRSP) or Rewards Plan may not be voted in person at the meeting.

Finally, please note that you now have additional voting options. You may vote either by telephone or via the Internet at www.proxyvote.com. Please refer to the enclosed PROXY card for further instructions concerning these voting alter-natives.

We look forward to seeing you at the meeting.

Sincerely,

/s/ George W. Buckley
George W. Buckley
Chairman

                        NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders of Brunswick Corporation will be held at Brunswick's corporate offices, 1 N. Field Court, Lake Forest, Illinois, on Tuesday, May 1, 2001, at 3:00 p.m. for the following purposes:

     (1) To elect directors,

     (2) To approve an amendment to the 1991 Stock Plan increasing the maxi-mum number of shares authorized for issuance to an individual em-ployee during a calendar year,

     (3) To ratify the appointment of Arthur Andersen LLP as auditors, and

     (4) To consider such other business as may properly come before the meeting.

Brunswick shareholders of record at the close of business on March 2, 2001, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

By order of the Board of Directors,

/s/ Dustan E. McCoy
Dustan E. McCoy
Secretary

Lake Forest, Illinois
March 26, 2001

                                    [LOGO]

                                PROXY STATEMENT

   The Board of Directors of Brunswick Corporation is soliciting proxies from its shareholders for the annual meeting to be held on May 1, 2001. This proxy statement is first being mailed to shareholders on or about March 26, 2001. Any shareholder submitting a proxy may revoke it at any time before it is voted. If a shareholder is participating in Brunswick's Dividend Reinvestment Plan or Em-ployee Stock Investment Plan, any proxy given by such shareholder will also govern the voting of all shares held for the shareholder's account under those plans, unless contrary instructions are received.

   Only holders of Brunswick's 87,553,537 shares of Common Stock outstanding as of the close of business on March 2, 2001, the record date, will be entitled to vote at the meeting. Each share of Common Stock is entitled to one vote. The representation in person or by proxy of a majority of the outstanding shares of Common Stock is necessary to provide a quorum at the annual meeting. Absten-tions are counted as present in determining whether the quorum requirement is satisfied, but they have no other effect on voting for election of directors. Abstentions are the same as a vote against on other matters. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker nonvotes"), those shares will be counted for quorum purposes. The broker nonvotes will not be included in the vote totals for a proposal and therefore will have no effect on the vote for the proposal.

                             ELECTION OF DIRECTORS

   Brunswick's Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors. The Board is comprised of 14 directors. Three directors are to be elected at the meeting. The Board of Directors has nominated Nolan D. Archibald, Jeffrey L. Bleustein and Robert L. Ryan for election as directors to serve for terms expiring at the 2004 annual meeting or until their respective successors shall have been elected and qualified. Messrs. Archibald, Bleustein and Ryan have served as directors since 1995, 1997 and 1998, respectively.

   Kenneth Roman will be retiring from the Board at the 2001 annual meeting in accordance with Brunswick's written Board of Directors Principles and Practic-es, which establish a normal retirement age of 70 for independent directors.

   It is intended that votes will be cast, pursuant to authority granted by the enclosed proxy, for the election of the nominees named above as Brunswick's di-rectors, except as otherwise specified in the proxy. Directors shall be elected by a plurality of the votes cast at the annual meeting on the election of di-rectors, and votes withheld or broker nonvotes will not affect the outcome. In the event any one or more of such nominees shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the Board of Directors. Biographical infor-mation follows for each person nominated and each person whose term of office will continue after the annual meeting.

Nominees for Election for Terms Expiring at the 2004 Annual Meeting

              Nolan D. Archibald                            Director since 1995

[PHOTO] Chairman of the Board, President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial prod-ucts company, since 1986; age 57

              Jeffrey L. Bleustein                          Director since 1997

[PHOTO] Chairman of the Board of Harley-Davidson, Inc., a motorcycle manufacturer, since 1998; President and Chief Executive Officer of Harley-Davidson, Inc., since 1997; President and Chief Oper-ating Officer of the Motorcycle Division of Harley-Davidson, Inc., 1993 to 1997; age 61

              Robert L. Ryan                                Director since 1998

[PHOTO] Senior Vice President and Chief Financial Officer of Medtronic, Inc., a medical technology company, since 1993; director of United Healthcare Corporation; age 57

   The Board of Directors recommends a vote FOR the nominees named above.

Directors Continuing in Office Until the 2003 Annual Meeting

              George W. Buckley                             Director since 2000

[PHOTO] Chairman of the Board and Chief Executive Officer of Brunswick since June 2000; President and Chief Operating Officer of Bruns-wick, May to June 2000; Executive Vice President of Brunswick, February to May 2000; President--Mercury Marine Group, 1997 to 2000; Senior Vice President of Brunswick, 1998 to 2000; Vice President of Brunswick, 1997 to 1998; President of the U.S. Electrical Motors Division of Emerson Electric Co., a manufac-turer of electrical, electronic and electromagnetic products, 1996 to 1997; and President of Emerson's Automotive and Preci-sion Motors Division, 1994 to 1996; age 54

              Michael J. Callahan                           Director since 1991

[PHOTO] Financial consultant; Executive Vice President and Chief Finan-cial Officer of FMC Corporation, a producer of chemicals and ma-chinery for industry and agriculture, 1994 to 1999; Executive Vice President and Chief Financial Officer of Whirlpool Corpora-tion, a manufacturer of major home appliances, 1992 to 1994; di-rector of Material Sciences Corporation; age 62

              Manuel A. Fernandez                           Director since 1997

[PHOTO] Chairman of the Board of Gartner, Inc., an information technol-ogy company, since 1995; Chairman and Chief Executive Officer of Gartner Group, Inc., 1995 to 1998; and President and Chief Exec-utive Officer of Gartner Group, Inc., 1991 to 1997; Managing Di-rector--SI Ventures, LLC, a venture capital partnership, since 1998; age 54

              Peter B. Hamilton                              Director since 2000

[PHOTO] Vice Chairman of the Board of Brunswick and President--Brunswick Bowling & Billiards since 2000; Executive Vice President and Chief Financial Officer of Brunswick, 1998 to 2000; Senior Vice President and Chief Financial Officer of Brunswick, 1995 to 1998; Vice President and Chief Financial Officer, Cummins Engine Company, Inc., a designer and manufacturer of diesel engines and related products, 1988 to 1995; director of The Kemper Insurance Companies; age 54

              Roger W. Schipke                               Director since 1993

[PHOTO] Private investor; Chairman of the Board and Chief Executive Of-ficer of The Sunbeam Corporation, a consumer products firm, 1993 to 1996; Chairman of the Board and Chief Executive Officer of The Ryland Group, a company engaged in mortgage banking and home building, 1990 to 1993; director of Legg-Mason, Inc., Oakwood Homes Corporation and The Rouse Company; age 64

Directors Continuing in Office Until the 2002 Annual Meeting

              Dorrit J. Bern                                 Director since 2000

[PHOTO] Chairman of the Board, President and Chief Executive Officer of Charming Shoppes, Inc., a company operating a chain of women's specialty apparel stores, since 1997; Vice Chairman of the Board, President and Chief Executive Officer of Charming Shoppes, Inc., 1995 to 1997; age 50

              Peter Harf                                     Director since 1996

[PHOTO] Chairman of the Board and Chief Executive Officer of Joh. A. Benckiser, GmbH, an international consumer products company, since 1988, and Chairman and Chief Executive Officer of its U.S.-based international cosmetics business, now called Coty Inc., since 1993; age 54

              Jay W. Lorsch                                  Director since 1983

[PHOTO] Louis E. Kirstein Professor of Human Relations since 1978, Chairman of Doctoral Programs, 1995 to 1999, and Senior Associ-ate Dean and Chairman of Executive Education Programs, 1990 to 1995, Harvard University Graduate School of Business Administra-tion; age 68

              Bettye Martin Musham                           Director since 1993

[PHOTO] Chairwoman of the Board and Chief Executive Officer of Gear Holdings, Inc., a design, marketing and communications firm, since 1999; President and Chief Executive Officer of Gear Hold-ings, Inc., 1977 to 1999; director of Footstar, Inc. and Wallace Computer Co.; age 68

Committees and Meetings

   The Board of Directors has Executive, Audit and Finance, Human Resource and Compensation, and Corporate Governance Committees. The Audit and Finance, Human Resource and Compensation, and Corporate Governance Committees are composed solely of independent directors.

   Members of the Executive Committee are Messrs. Buckley (Chairman), Calla-han, Fernandez, Lorsch and Schipke.

   Members of the Audit and Finance Committee are Messrs. Callahan (Chairman), Bleustein, Harf and Ryan and Ms. Bern.

   Members of the Human Resource and Compensation Committee are Messrs. Schipke (Chairman), Archibald and Lorsch.

   Members of the Corporate Governance Committee are Messrs. Fernandez (Chair-man) and Roman and Ms. Martin Musham.

   The Executive Committee did not meet in 2000. The Executive Committee takes any necessary actions requiring Board decisions between regular Board meetings when it is impossible to convene a special meeting of the entire Board. Any action taken by the committee will be reported to, and ratified by, the full Board at its next regular meeting.

   The Audit and Finance Committee met eight times during 2000. Pursuant to a written charter adopted by the Board and attached to this proxy statement as Exhibit A, the Audit and Finance Committee provides assistance to the Board in fulfilling the Board's responsibility to Brunswick shareholders and the in-vestment community with respect to Brunswick's accounting, auditing and re-porting practices, its internal controls and the integrity of its financial information. The committee maintains free and open communication with the Board, the independent auditors, the internal auditors and management. The committee's responsibilities include reviewing the performance of the indepen-dent auditors and recommending to the Board the appointment or discharge of the independent auditors; reviewing the scope and terms of engagement of the independent auditors; confirming and assuring the independence of the indepen-dent auditors; reviewing Brunswick's internal audit function; reviewing sig-nificant risks and exposures, audit activities, significant audit findings and recommendations of the independent and internal auditors, together with man-agement's responses; reviewing the adequacy and effectiveness of Brunswick's internal controls; reviewing the audited annual financial statements and the independent auditors' opinion rendered with respect to the financial state-ments; reviewing legal, environmental or regulatory matters that may have a material financial or disclosure impact; reviewing the annual report to share-holders; reviewing periodic reports on the ethics program; considering other matters in relation to Brunswick's financial affairs; conducting or authoriz-ing investigations into any matters within the committee's scope of responsi-bilities; meeting with the independent auditors and internal auditors without members of management present; reporting to the Board periodically on its ac-tivities; and reviewing the committee's charter annually.

   The Human Resource and Compensation Committee met eight times during 2000. The Human Resource and Compensation Committee is responsible for determining compensation paid to Brunswick's senior executives and developing policies for the administration of all compensation and benefit plans in which other senior managers participate. The committee reviews all executive compensation plans to satisfy the Board that these plans will motivate achievement of corporate objectives. The committee also reports on the compensation paid to executives under these plans and its relationship to Brunswick's performance, as required by the Securities and Exchange Commission, and approves the performance crite-ria for all bonus plans for subsequent performance periods. In addition, the committee coordinates the Board's review of management succession plans and activities.

   The Corporate Governance Committee met four times during 2000. The Corpo-rate Governance Committee is responsible for the functioning of the Board, in-cluding assessing the Board's composition, the Board's agenda and calendar, the information directors receive, director compensation, and the Board's other processes and procedures. The committee establishes and recommends to the Board criteria for new directors to be added to the Board and, working with the Chairman and Chief Executive Officer, screens new potential nominees before they are recommended to the Board. The committee also oversees the ori-entation of new directors to assure they are able to make a timely contribu-tion to the Board's work. The committee also reviews the perfor-mance of each incumbent director at the time of his or her re-nomination. The Chairman of the committee, together with the Chairman of the Board, communi-cates the results of this review to the nominee on behalf of the Board. The committee coordinates an annual review of the Board's functioning and recom-mends any needed changes. The committee is also responsible for determining the Chairs and membership of Board committees, upon recommendation from the Chair-man of the Board. The committee also monitors, on the Board's behalf, changes in Brunswick's organizational structure and its corporate governance.

   The By-laws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Direc-tors. The Corporate Governance Committee will consider qualified director can-didates that are suggested by shareholders in written submissions to Brunswick's Secretary. In addition, the By-laws provide a procedure for share-holder nominations. Shareholders intending to nominate director candidates for election must deliver written notice thereof to Brunswick's Secretary not later than (i) with respect to an election to be held at an annual meeting of share-holders, 90 days prior to the anniversary date of the immediately preceding an-nual meeting of shareholders, and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to sharehold-ers. The notice of nomination shall set forth certain information concerning such shareholder and the shareholder's nominee(s), including their names and addresses, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrange-ments or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder and the consent of each nominee to serve as a director of Brunswick if so elected. The chairman of the shareholders' meeting may refuse to acknowledge the nomination of any per-son not made in compliance with the foregoing procedure.

   The Board of Directors met ten times during 2000. All directors attended 75 percent or more of the board meetings and meetings of committees of which they were members during 2000.

Director Compensation

   Directors who are not employees and who are not committee chairpersons are entitled to an annual fee of $50,000, and directors who are chairpersons of the Audit and Finance, Human Resource and Compensation, and Corporate Governance Committees are entitled to an annual fee of $57,500. One-half of each direc-tor's annual fee is paid in Brunswick Common Stock, and each director may elect to have the remaining one-half paid in cash or Common Stock. Receipt of this Common Stock may be deferred until after retirement from the Board. New non-em-ployee directors receive an award of Common Stock that has a value of $25,000 at the time they are first elected to the Board, with receipt deferred until after retirement from the Board.

   Non-employee directors at the time of Brunswick's 2000 annual meeting of shareholders each received options to purchase 3,000 shares of Common Stock at a price of $19.125 per share. New non-employee directors receive options to purchase 3,000 shares of Common Stock if they first are elected to the Board of Directors within six months after the most recent annual meeting of sharehold-ers or options to purchase 1,500 shares of Common Stock if they first are elected after six months following the most recent annual meeting of sharehold-ers. The exercise price of these options is 100 percent of the fair market value of the Common Stock based on the closing stock price on the date of award. Options for one-half of these shares become fully exercisable one year after the date of award, and options for the other one-half become exercisable two years after the date of award. In addition, the options become exercisable upon a change in control of Brunswick. The options may be exercised at any time after becoming exercisable until the tenth anniversary of the date of award.

   Directors are encouraged to use Brunswick products to enhance their under-standing and appreciation of the business. Directors may receive up to $10,000 of Brunswick products annually. The value of the products is included in the directors' taxable income, and Brunswick reimburses Directors for applicable tax liability associated with the receipt of products. Directors may lease boats from Brunswick at no charge except for the payment of applicable taxes, and all or a portion of their $10,000 product allowance may be applied to de-fray such taxes. In addition, Directors may purchase Brunswick products at Brunswick's wholesale prices.

                                  SHAREHOLDERS

   Each director, each executive officer listed in the summary compensation ta-ble, and all directors and executive officers as a group owned the number of shares of Brunswick Common Stock set forth in the following table, with sole voting and investment power except as otherwise indicated:

                                                    Number of Shares    Percent
Name of Individual                                 Beneficially Owned     of
or Persons in Group                              as of February 1, 2001  Class
-------------------------------------------------------------------------------
Nolan D. Archibald                                        32,179(1)         *

Dorrit J. Bern                                             3,296(1)         *

Jeffrey L. Bleustein                                      21,218(1)         *

George W. Buckley                                        101,355(2)         *

Michael J. Callahan                                       53,101(1)         *

Manuel A. Fernandez                                       18,576(1)         *

Peter B. Hamilton                                        241,865(2)         *

Peter Harf                                                47,248(1)         *

Jay W. Lorsch                                             46,240(1)         *

Bettye Martin Musham                                      25,542(1)         *

Kenneth Roman                                             43,412(1)         *

Robert L. Ryan                                             8,820(1)         *

Roger W. Schipke                                          43,184(1)         *

William J. Barrington                                    188,175(2)         *

Dustan E. McCoy                                            5,197(2)         *

Victoria J. Reich                                         31,061(2)         *

Peter N. Larson                                        1,681,367(2)      1.92%

All directors and executive officers as a group        2,924,150(1)(2)   3.35%

* Less than 1 percent
(1) Includes the following shares of Common Stock issuable to non-employee di-rectors, receipt of which has been deferred: Messrs. Archibald 7,179 shares, Bleustein 8,718 shares, Callahan 20,960 shares, Fernandez 11,076 shares, Harf 12,248 shares, Lorsch 24,699 shares, Roman 10,176 shares, Ryan 4,320 shares and Schipke 23,084 shares, Ms. Bern 3,296 shares, Ms. Martin Musham 7,967 shares, and all non-employee directors as a group 133,723 shares. Also includes the following shares of Common Stock issuable pursu-ant to stock options exercisable within 60 days: 10,000 shares for each of Messrs. Archibald, Harf and Roman; 15,600 shares for each of Messrs. Calla-han, Lorsch and Schipke and Ms. Martin Musham; 7,500 shares for each of Messrs. Bleustein and Fernandez; and 4,500 shares for Mr. Ryan.
(2) Includes the following shares of Common Stock issuable pursuant to stock options exercisable within 60 days: Messrs. Buckley 62,000 shares, Barring-ton 146,500 shares and Hamilton 182,000 shares, Ms. Reich 21,500 shares, Mr. Larson 1,187,255 shares, and all directors and executive officers as a group 1,759,395 shares. Includes the following shares of Common Stock held by the Brunswick Employee Stock Ownership Plan trustee and the Brunswick Savings Plan trustee as of December 31, 2000: Messrs. Buckley 346 shares, Barrington 9,159 shares, and Hamilton 615 shares, Ms. Reich 404 shares, Mr. Larson 2,906 shares, and all directors and executive officers as a group 22,079 shares. Also includes the following shares of Common Stock held for the benefit of family and family partnerships: Mr. Hamilton 43,250 shares, Ms. Reich 40 shares, Mr. Larson 1,000 shares, and all directors and execu-tive officers as a group 44,290 shares.

   The only shareholder known to Brunswick to own beneficially more than 5 per-cent of Brunswick's outstanding Common Stock is:

                                 Shares Beneficially
Name and Address of                  Owned as of     Percent
Beneficial Owner                  December 31, 2000  of Class
-------------------------------------------------------------
Barclays Global Investors, N.A.       5,402,050(1)     6.18%
45 Fremont Street
San Francisco, CA 94105

(1) Barclays Global Investors, N.A.; Barclays Global Fund Advisors; Barclays Funds Limited; Barclays Global Investors, LTD.; and Barclays Trust and Banking Company (Japan) Ltd., jointly reported sole voting power for 4,984,868 shares and sole dispositive power for 5,397,574 shares, of which Barclays Global Investors, N.A., reported sole voting power for 4,507,781 shares and sole dispositive power for 4,912,505 shares (5.62 percent) and Barclays Global Fund Advisors reported shared dispositive power for 4,476 shares, in a Schedule 13F dated February 14, 2001.

            REPORT OF THE HUMAN RESOURCE AND COMPENSATION COMMITTEE

   The Human Resource and Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent, non-employee directors. The Committee is responsible for overseeing all compensation plans in which the Chairman and Chief Executive Officer and other senior executives, including group and division presidents and senior corporate executives ("Senior Execu-tives"), participate.

Executive Compensation Program

   Executive compensation programs are designed to attract, retain and motivate the senior executive talent required to ensure continued success. The programs also aim to support creation of shareholder value and ensure that pay is con-sistent with performance. During 2000, Brunswick, with the assistance of inde-pendent compensation consultants, redesigned its executive compensation pro-grams for 2001 to better support these objectives. A Hewitt Associates survey of 31 peer companies was commissioned in connection with this redesign. The peer companies consisted primarily of manufacturers with revenues similar to Brunswick's. One of these peer companies, Fortune Brands, Inc., is also in-cluded in Brunswick's peer group index in the performance table immediately following this Report of the Human Resource and Compensation Committee. The Hewitt Associates survey indicated that base salaries and total compensation for Brunswick's Senior Executives and other key managers generally approximate the fiftieth percentile among the peer companies selected for this purpose.

   Base Salaries: Base salaries and salary increases reflect an executive's re-sponsibilities and performance, as demonstrated over time, and will be managed around median peer salary levels. Salary ranges are used to ensure that compen-sation opportunities are externally competitive and internally equitable. Gen-erally, executive salaries are reviewed every 12 months.

   The Brunswick Performance Plan ("BPP"): BPP rewards achievement of annual financial goals. For 2000, BPP rewarded annual performance as measured 80 per-cent by earnings per share for corporate executives and for division executives by Brunswick Value Added ("BVA"), defined as division contribution less a work-ing capital charge, and 20 percent by achievement of specific organizational development objectives central to the continued strength of the business. For Senior Executives, BPP opportunities generally range from 75 to 125 percent of salary.

   Bonuses earned by Senior Executives for 2000 were reviewed and approved by the Committee based upon an assessment of performance against goals. For corpo-rate executives, BPP awards were determined based on earnings per share from continuing operations, and for division executives awards were based on divi-sion BVA as defined above. All Senior Executive BPP awards were measured 20 percent on achievement of organizational development objectives.

   Going forward, all annual BPP funding will be based 100 percent on BVA, redefined to reflect after-tax profits, inclusive of the cost of total capital ("Redefined BVA"). Individual awards will reflect both team performance as mea-sured by Redefined BVA and individual contribution to success.

   Strategic Incentive Plan ("SIP"): SIP rewards achievement of mid-term finan-cial goals and performance against leading indicators of success. For Senior Executives, SIP opportunities generally range from 75 to 100 percent of salary. SIP awards are denominated in a combination of cash and Brunswick Common Stock (generally 75 to 100 percent stock for Senior Executives). The stock unit value for purposes of SIP awards is determined by calculating the average of the Brunswick Common Stock price at the beginning and end of the SIP performance period.

   For 2000 and in prior years, SIP had a two-year performance period, with a new cycle beginning each year, and rewarded earnings per share, BVA perfor-mance, and performance versus established strategic goals. Going forward, SIP will have three-year performance periods and will reward Redefined BVA perfor-mance and performance against identified strategic goals. With respect to the Redefined BVA component, SIP will have overlapping cycles with a new three-year cycle beginning annually (except that to facilitate transition to the Redefined BVA, one-, two- and three-year cycles begin in 2001). With respect to the stra-tegic goals component, SIP will have "end-to-end" three-year performance peri-ods. Due to these changes in the SIP plan performance periods, both the 1999-2000 cycle and the 2000-2001 cycle were ended in 2000.

   In accordance with the criteria described above, SIP awards earned by Senior Executives for 2000 were reviewed and approved by the Committee based upon an assessment of performance against goals. Individual SIP awards for 2000 were determined based on earnings per share from continuing operations, BVA perfor-mance, and performance versus established strategic goals.

   Stock Options: Brunswick uses stock options, with exercise prices set at 100 percent of fair market value, to reward long-term success as measured by Bruns-wick Common Stock price appreciation. Options generally have a ten-year term with options granted in 2000 vesting 25 percent on each of the first, second, third and fourth anniversaries of the date of grant.

   Stock Ownership Guidelines: The Chief Executive Officer is expected to own Brunswick Common Stock with a minimum value of five times annual salary. Cer-tain other Senior Executives are expected to own stock with a minimum value of one to three times base salary. Ownership requirements are expected to be met within five years from the later of guideline adoption or attainment of senior executive status. For executives not satisfying applicable stock ownership guidelines in 2000, up to 100 percent of SIP awards were paid in Brunswick Com-mon Stock.

   Elective Deferral Program: Senior Executives may elect to defer salary, BPP or SIP awards. Beginning in 2001, Senior Executives voluntarily electing to de-fer SIP awards into deferred stock units (number of units to equal deferred award value divided by the fair market value of Brunswick Common Stock as of the last day of the performance period) will have the number of deferred stock units credited to their account increased by 20 percent. If the original defer-ral is withdrawn before the third anniversary of the deferral, the 20 percent premium will be forfeited.

Compensation of the Chief Executive Officer

   From January 1, 2000, until May 8, 2000, George W. Buckley was President of Mercury Marine, a division of Brunswick. Mr. Buckley was named President and Chief Operating Officer of Brunswick on May 8, 2000, and his salary was in-creased from $470,000 to $650,000. On June 27, 2000, Mr. Buckley was named Chairman and Chief Executive Officer of Brunswick and his salary was increased to $800,000, placing him slightly above the fiftieth percentile among the peer companies utilized in the Hewitt Associates survey described above.

   Mr. Buckley participates in the Brunswick Performance Plan, an annual in-centive plan for key managers (see above for description). For 2000, Mr. Buckley's BPP award was based on the following:

  . From January 1 to May 8, his target opportunity was 125 percent of his then base salary, with 80 percent of his award based on Mercury Marine BVA and 20 percent on Mercury Marine strategic initiative performance;

  . From May 8 through December 31, 2000, his target opportunity was 150 per-cent of base salary with 50 percent of his award based on Mercury Marine performance and 50 percent based on overall Brunswick earnings per share performance, measured as earnings per share from continuing operations.

   Based on Mercury Marine and overall Brunswick performance in accordance with the formula outlined above, the Committee recommended and the Board of Directors approved a BPP award to Mr. Buckley of $1,100,000 for 2000.

   Mr. Buckley also participates in the Strategic Incentive Plan, a mid-term incentive plan for key managers (see above for description). Mr. Buckley's target incentive opportunity is 100 percent of base salary, with awards denom-inated in stock units at the end of the performance period.

   For performance periods ending in 2000, Mr. Buckley's SIP award was based 75 percent on Mercury Marine performance and 25 percent on Brunswick perfor-mance. Based on the criteria discussed above, for the 1999-2000 cycle and the 2000-2001 cycle the Committee recommended and the Board of Directors approved SIP awards to Mr. Buckley of $550,000 and $ 310,000, respectively. The $310,000 award for the shortened 2000-2001 cycle is scheduled to be paid in early 2002.

   On being named President and Chief Operating Officer of Brunswick, Mr. Buckley was granted 300,000 stock options, the maximum then allowed any indi-vidual in a single year under the 1991 Stock Plan. Options were granted with an exercise price at the then current market value with vesting provisions similar to options awarded others.

Compensation of Former Chairman and Chief Executive Officer

   Peter N. Larson resigned his position as Chief Executive Officer of Bruns-wick effective June 27, 2000. Mr. Larson's compensation for the year through that date was determined in accordance with an Amended and Restated Employment Agreement entered into between Brunswick and Mr. Larson on January 4, 1999 (the "Agreement"). Mr. Larson is also entitled to certain benefits under the Agreement in connection with his resignation as Chief Executive Officer, which are described in the Employment Agreements and Other Transactions section be-low.

   During 2000, Mr. Larson received $450,000 in salary and $450,014 in pay-ments in lieu of salary following his resignation as Chief Executive Officer in accordance with the Agreement. Mr. Larson was eligible to receive an annual bonus under a plan that provided for a maximum of 200 percent of his annual salary based upon the achievement of specific financial goals established by the Board. For 2000, the Board determined that the established goals had not been achieved and no annual bonus was awarded.

   Mr. Larson also participated in the Strategic Incentive Plan, under which he could earn a maximum of 100 percent of base salary per year in each cycle upon the achievement of performance goals approved by the Board. For 2000, the Board determined that the established goals had not been achieved and no SIP award was made.

   On January 3, 2000, Mr. Larson was awarded 50,000 shares of Brunswick Com-mon Stock pursuant to the Agreement. These shares vested upon his resignation as Chief Executive Officer.

Omnibus Budget Reconciliation Act of 1993

   The Omnibus Budget Reconciliation Act of 1993 places a $1 million tax de-duction limit on compensation paid to any executive employed by Brunswick on December 31 of each year and named in the summary compensation table, with certain exceptions. Senior Executives will defer receipt of compensation that is not deductible by Brunswick, under the terms of an automatic deferral plan established for this purpose.

   Submitted by Members of the Human Resource and Compensation Committee of the Board of Directors.

     R. W. Schipke, Chairman
     N. D. Archibald
     J. W. Lorsch

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
                    BRUNSWICK, S&P 500 INDEX AND PEER GROUPS


                                 [LINE GRAPH]


          Brunswick      New Peer Group    Former Peer Group    S&P 500 Index
          ---------      --------------    -----------------    -------------
1995      100.00           100.00             100.00              100.00
1996      102.08           117.61             102.38              169.37
1997      131.31           124.38             109.00              225.76
1998      109.16           106.33             128.41              290.55
1999      100.22           112.25             111.72              347.28
2000       84.52           104.84             115.41              312.07


   The basis of comparison is a $100 investment at December 31, 1995, in each of (i) Brunswick, (ii) the S&P 500 Index, (iii) a peer group of five recreation manufacturing companies (Cybex International, Inc., Huffy Corporation, Johnson Worldwide Associates, Inc., K2, Inc., and Polaris Industries, Inc.) utilized for comparison in prior years (the "Former Peer Group"), and (iv) Brunswick's new peer group (the "New Peer Group") as discussed in the following paragraph, weighted by the beginning of the year market value of each company. All divi-dends are reinvested. Coleman Company, Inc. ("Coleman"), which was part of the Former Peer Group, was acquired by Sunbeam Corporation and was delisted in Feb-ruary 2000; accordingly, Coleman is not reflected in either the Former Peer Group line or the New Peer Group line above.

   Brunswick reexamined its peer group following its June 27, 2000, announce-ment of its decision to divest its bicycle, camping and fishing businesses. Two companies from the Former Peer Group, Huffy Corporation ("Huffy"), a manufac-turer of bicycles and other products, and Johnson Worldwide Associates, Inc. ("Johnson"), a manufacturer of camping and outdoor equipment and other prod-ucts, were included in the Former Peer Group based in large part on product overlap. In light of Brunswick's divestiture of its bicycle and camping busi-nesses in 2000, coupled with the fact that these companies have significantly smaller market capitalizations than Brunswick, Huffy and Johnson were not in-cluded in the New Peer Group.

   No single manufacturer competes with Brunswick in all product groups. There-fore, in identifying peer companies Brunswick attempts to identify companies that are comparable based on their participation in recreation product manufac-turing generally and their market capitalization. The New Peer Group is com-prised of Cybex International, Inc., K2, Inc., and Polaris Industries, Inc., all of which were included in the Former Peer Group, and Callaway Golf Company ("Callaway") and Fortune Brands, Inc. ("Fortune Brands"), which are new to Brunswick's peer group. Fortune Brands is a manufacturer of sporting goods and other products, and Callaway is a manufacturer of golf equipment and related products. Both Callaway and Fortune Brands have market capitalizations more comparable to Brunswick than that of either Huffy or Johnson.

                          SUMMARY COMPENSATION TABLE

   The following table sets forth the compensation for each of the last three years of the Chief Executive Officer, the former Chief Executive Officer, and each of the four other most highly compensated executive officers.

                                       Annual Compensation              Long-Term Compensation
                               ----------------------------------- --------------------------------
                                                                          Awards          Payouts
                                                                   --------------------- ----------
                                                        Other      Restricted Securities Long-Term
                                                       Annual        Stock    Underlying Incentive     All Other
Name/Position             Year  Salary   Bonus(4)  Compensation(5)  Award(6)  Options(#)  Payouts   Compensation(7)
-------------------------------------------------------------------------------------------------------------------
George W. Buckley(1)      2000 $660,625 $1,410,000    $306,120             0   300,000   $  550,000    $ 41,032
Chairman and Chief        1999  442,548    595,600      24,536             0    40,000      338,222      33,321
Executive Officer         1998  403,397    628,800      14,959             0    35,000      356,190      33,706
-------------------------------------------------------------------------------------------------------------------
Peter B. Hamilton         2000 $502,116 $  766,950    $ 43,013      $285,938    45,000   $  342,733    $ 81,941
Vice Chairman and         1999  442,548    473,280      24,687             0    40,000      252,181      79,495
President--Brunswick      1998  403,397    391,200      15,861             0    30,000      209,534      81,448
Bowling and Billiards
-------------------------------------------------------------------------------------------------------------------
William J. Barrington     2000 $458,402 $  726,163    $ 76,895             0    40,000   $  435,980    $ 91,896
Vice President and        1999  421,699    604,000      56,732             0    35,000      311,255      96,960
President--Sea Ray Group  1998  387,973    431,200      17,628             0    30,000      342,833      76,925
-------------------------------------------------------------------------------------------------------------------
Dustan E. McCoy(2)        2000 $343,694 $  413,800    $  2,123             0    45,000   $  170,000    $ 63,331
Vice President and        1999  108,539     96,890      44,806             0    20,000       42,509      32,700
President--Brunswick
Boat Group
-------------------------------------------------------------------------------------------------------------------
Victoria J. Reich         2000 $307,097 $  442,785           0             0    45,000   $  136,307    $ 13,151
Senior Vice President     1999  212,769    179,550           0             0    15,000       97,676      10,335
and Chief Financial       1998  191,462    132,240           0             0    10,000       62,136       9,679
Officer
-------------------------------------------------------------------------------------------------------------------
Peter N. Larson(3)        2000 $450,000 $1,096,875    $431,215             0         0   $        0    $665,835
Former Chairman and       1999  900,000  1,181,250     301,819             0   175,000      900,000     224,003
Chief Executive Officer   1998  808,493  2,397,800     221,379             0   150,000    1,110,483     229,287
-------------------------------------------------------------------------------------------------------------------

(1) On being named President and Chief Operating Officer of Brunswick in May 2000, Mr. Buckley's salary was increased from $470,000 to $650,000. Mr. Buckley's salary was increased to $800,000 in June 2000 when he was named Chairman and Chief Executive Officer.
(2) Mr. McCoy joined Brunswick as Vice President, General Counsel and Secre-tary in September 1999 and in October 2000 was elected President--Bruns-wick Boat Group.
(3) Mr. Larson resigned as Chief Executive Officer in June 2000.
(4) Bonuses for 2000 include regular Brunswick Performance Plan ("BPP") bonus amounts plus accruals for the 2000 to 2001 Brunswick Strategic Incentive Plan ("SIP") due to a shortening of the SIP performance period from two years to one year in connection with adjustments to the SIP. SIP awards for 2000-2001 will not be paid until 2002 and are subject to forfeiture. The following table sets forth the BPP and SIP components of each named executive's bonus.

   Executive            BPP       SIP
  --------------------------------------
   G. W. Buckley     $1,100,000 $310,000
   P. B. Hamilton       567,508  199,442
   W. J. Barrington     500,000  226,163
   D. E. McCoy          300,000  113,800
   V. J. Reich          310,000  132,785
   P. N. Larson               0        0

   For 2000 Mr. Buckley's annual incentive was based on a combination of Mer-cury Marine and overall Brunswick Corporation performance, as described in the Report of the Human Resource and Compensation Committee above.

    The annual bonus amount in 2000 for Mr. Larson represents the value of 50,000 shares of stock awarded on January 3, 2000. The annual bonus amount in 1999 for Mr. Larson represents the value of 50,000 shares of Common Stock awarded on January 4, 1999. The annual bonus amount in 1998 for Mr. Larson includes $1,725,000 representing the value of 50,000 shares of Com-mon Stock awarded on April 1, 1998. Receipt of these awards has been de-ferred until January 1, 2002, as described in the Employment Agreements and Other Transactions section below.
(5) 2000 amounts include the following: for Mr. Buckley, $95,076 for relocation allowances and $107,137 reimbursed for payment of taxes; and payments of above-market interest on deferred compensation for Messrs. Barrington $76,220, Hamilton $43,013, and Larson $429,834.
(6) On May 4, 2000, Mr. Hamilton was awarded 15,000 restricted shares of Common Stock. These shares will vest on May 4, 2003. The amount shown in this col-umn is the value of the restricted shares as of the date of grant. As of December 31, 2000, these restricted shares were worth $246,562. Dividends are paid on these restricted shares, and dividends in the amount of $5,625 were paid in 2000. Brunswick had no other restricted stock outstanding as of December 31, 2000.
(7) All Other Compensation for 2000 for the named executive officers is com-prised of the following: (i) Brunswick contributions to the Brunswick Re-tirement Savings Plan for Mr. Buckley $3,060, Mr. Hamilton $3,060, Ms.
    Reich $3,060, and Mr. Larson $890; (ii) Brunswick contributions to the Brunswick Employee Stock Ownership Plan for Messrs. Buckley $334, Barring-ton $334, Hamilton $334, and McCoy $334, and Ms. Reich $334; (iii) Bruns-wick contributions to the Brunswick Rewards Plan for Messrs. Barrington $11,050, and McCoy $10,200; (iv) Brunswick contributions to the Brunswick Restoration Plan for Messrs. Buckley $8,831, Barrington $55,850, Hamilton $5,978, and McCoy $21,446, Ms. Reich $2,825, and Mr. Larson $2,095; (v)
    payments to Mr. Larson in the amount of $450,014 in connection with his resignation as Chief Executive Officer as described in the Employment Agreements and Other Transactions section below; and (vi) the value of split dollar life insurance premiums paid by Brunswick on behalf of the named executive officers. This value represents the cost of term life in-surance provided during the year as well as the present value of the poten-tial cash surrender value attributable to this year's premium payment. This present value is determined by assuming an interest free loan to the named executives until Brunswick is reimbursed for its portion of the premiums. These amounts are: Messrs. Buckley $28,807, Barrington $24,662, Hamilton $72,569, and McCoy $31,351, Ms. Reich $6,932, and Mr. Larson $212,836.

                                               OPTION GRANTS IN 2000

                                                                               Potential Realizable Value
                                                                                 at Assumed Annual Rates
                                                                               of Stock Price Appreciation
                                       Individual Grants(1)                        for Option Term(4)
                          ------------------------------------------------- ----------------------------------
                          Number of
                          Securities   % of Total
                          Underlying Options Granted
                           Options    to Employees   Exercise    Expiration
Executive                  Granted       in 2000      Price         Date    0%        5%             10%
---------------------------------------------------------------------------------------------------------------
George W. Buckley           300,000       18.15%(2)  $19.0625     05/04/10    0 $    3,596,491  $    9,114,215

William J. Barrington        40,000        2.42%      18.8750     07/26/10    0        474,815       1,203,276

Peter B. Hamilton            45,000        2.72%      18.8750     07/26/10    0        534,167       1,353,685

Dustan E. McCoy              45,000        2.72%      18.8750     07/26/10    0        534,167       1,353,685

Victoria J. Reich            45,000        2.72%      18.8750     07/26/10    0        534,167       1,353,685

Peter N. Larson                   0           0             0            0    0              0               0

All Employee Optionees    1,652,500         100%     $18.9074(2)   Various    0 $   19,649,490  $   49,795,666

All Shareholders(3)             N/A         N/A           N/A          N/A    0 $1,038,585,517  $2,631,979,613

Employee Optionees' Gain
 as % of All
 Shareholders' Gains            N/A         N/A           N/A          N/A    0           1.89%           1.89%

(1) Non-qualified stock options awarded during 2000 were granted at 100 percent of the closing price on the date of grant with a ten-year option term. When exercising options, an option holder may deliver previ-ously acquired shares of Common Stock or may request that shares be with-held to satisfy required withholding taxes. Options vest in 25 percent in-crements on each of the first, second, third and fourth anniversaries. Op-tions vest earlier if there is a change in control of Brunswick and are transferable only to immediate family members, estate planning vehicles or others approved by the Human Resource and Compensation Committee.
(2) Weighted average exercise price of all employee option shares awarded dur-ing 2000.
(3) The potential realizable values for all shareholders were calculated using the weighted average exercise price ($18.9074) of all employee option shares awarded during 2000 and the total outstanding shares of Common
    Stock on December 31, 2000 (87,343,872). At 5 percent and 10 percent an-nual appreciation, the value of the Common Stock would be approximately $30.80 per share and $49.04 per share, respectively, at the end of the ten-year period.
(4) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionee.

                OPTION EXERCISES AND YEAR-END VALUE TABLE (/1/)

                         Number of Securities      Value of Unexercised,
                            Underlying the             In-the-Money
                              Unexercised             Options Held at
                          Options at 12/31/00            12/31/00(2)
                       ------------------------- -------------------------
Executive              Exercisable Unexercisable Exercisable Unexercisable
--------------------------------------------------------------------------
George W. Buckley          62,000     363,000       $0.00        $0.00

William J. Barrington     146,500      94,500        0.00         0.00

Peter B. Hamilton         182,000     103,000        0.00         0.00

Dustan E. McCoy                 0      65,000        0.00         0.00

Victoria J. Reich          21,500      65,500        0.00         0.00

Peter N. Larson         1,187,255           0        0.00         0.00

(1) No options were exercised by any named executive in 2000.
(2) Represents the difference between the option exercise price and the fair market value of Brunswick Common Stock on December 31, 2000.

                 LONG-TERM INCENTIVE PLAN--AWARDS DURING 2000

   During 2000, Brunswick's Strategic Incentive Plan ("SIP") was modified as described in the Report of the Human Resource and Compensation Committee set forth above. The SIP performance criteria were redefined and the performance period lengthened from two years to three years, beginning in 2001. To allow for immediate use of both redefined performance criteria and the longer per-formance period, the original 2000-2001 performance period was reduced to re-flect 2000 only and accrued based on one-year performance. As a result, the 2000 SIP awards were reclassified as annual bonus payments and no long-term incentive awards were made.

                                 PENSION PLANS

   The following table shows the maximum retirement income which may be payable as a straight life annuity pursuant to Brunswick's salaried pension plans at age 65 under various assumed conditions prior to reduction for Social Security benefits.

Average of
the
Three
Highest
Consecutive
Years'               Retirement Income for
Earnings as     Years of Participating Service
a            -------------------------------------
Participant     15       20       25        30
--------------------------------------------------
$  600,000   $198,000 $264,000 $330,000 $  396,000

   800,000    264,000  352,000  440,000    528,000

 1,000,000    330,000  440,000  550,000    660,000

 1,200,000    396,000  528,000  660,000    792,000

 1,400,000    462,000  616,000  770,000    924,000

 1,600,000    528,000  704,000  880,000  1,056,000

   The salaried pension plans are non-contributory plans providing for benefits following retirement under a formula based upon years of participation in the plans up to 30 years, the average of the three highest consecutive years' earn-ings (salaries, annual bonuses and commissions, but excluding payouts under the Strategic Incentive Plan), and age. The 2000 earnings used for purposes of cal-culating Mr. Buckley's benefits under the salaried pension plans are $1,206,225, which include his 2000 salary and the bonus paid in 2000 for 1999 performance. The 2000 earnings used for purposes of calculating Mr. Larson's benefits under the salaried pension plans are $900,014, which include his 2000 salary and payments made in lieu of salary in connection with his resignation as Chief Executive Officer. The 2000 grant to Mr. Larson of 50,000 shares of stock valued at $1,096,875 is not included in calculating his pension.

   The years of service of the officers named in the summary compensation table are: Mr. Buckley 8 years, Mr. Hamilton 17 years, Ms. Reich 4 years, and Mr. Larson 21 years. Mr. Barrington and Mr. McCoy do not participate in any sala-ried pension plan. Mr. Buckley's 8 years of service include 5 additional years of service that were credited to him upon his completion of 3 years of employ-ment with Brunswick. In addition, if Mr. Buckley remains employed by Brunswick until age 60, his pension benefit will be enhanced to provide 40 percent of his final average earnings at age 60, and will be further increased by 3 percent each year thereafter to a maximum of 55 percent of his final average earnings at age 65. Mr. Hamilton's 17 years include 12.5 years when he was employed by Cummins Engine Company, Inc., in accordance with Brunswick's agreement to pro-vide Mr. Hamilton with a pension calculated as if he had been employed by Brunswick for those 12.5 years, reduced by the pension he receives from Cummins Engine Company, Inc. Mr. Larson's 21 years include 15 years when he was em-ployed by Johnson & Johnson in accordance with his employment agreement, which provides that Brunswick will pay him a pension as if he had been employed by Brunswick for those 15 years, reduced by the pension he receives from Johnson & Johnson and reduced by his Social Security benefit. Mr. Larson may elect to re-ceive his supplemental pension benefit in a lump sum.

   If there is a change in control of Brunswick on or before March 1, 2004, and if there is a termination, merger or transfer of assets of the salaried pension plans during the five years following the change in control, benefits would be increased so that there would be no excess net assets. Also, in the event of the involuntary termination of employment (other than for cause) of a partici-pant in the salaried pension plans during the five years following such change in control of Brunswick, the participant's pension would not be reduced as a result of early retirement. A change in control of Brunswick is substantially the same as the definition in Mr. Buckley's change in control agreement, which is described in the Employment Agreements and Other Transactions section below.

                  EMPLOYMENT AGREEMENTS AND OTHER TRANSACTIONS

   Under an agreement with Brunswick dated November 1, 2000, Mr. Buckley would be entitled to certain severance benefits in the event his employment is termi-nated other than for cause or disability. The agreement defines termination to include resignation by Mr. Buckley under certain circumstances, including a significant change in his duties and responsibilities; a reduction in his sala-ry; a reduction in his target bonus after a change in control as described be-low; or a relocation of Brunswick's principal executive offices or Mr. Buckley's primary place of work.

   If a termination covered by the agreement does not involve a change in con-trol, Mr. Buckley would be entitled to a severance payment equal to two times his base salary and target annual bonus for the year in which termination oc-curs. If such termination does involve a change in control, Mr. Buckley would be entitled to a severance payment equal to three times the sum of (i) his an-nual salary, (ii) the larger of his targeted annual bonus for the year of ter-mination or the year in which the change in control occurs, and (iii) his most recent full cycle target percentage under the Strategic Incentive Plan (SIP), plus any applicable premium determined as if the award were paid in stock.

   The definition of a change in control includes: (i) the acquisition of 25 percent or more of the outstanding voting stock of Brunswick by any person other than an employee benefit plan of Brunswick; (ii) a tender offer for stock of Brunswick which has not been negotiated and approved by Brunswick's Board of Directors once (a) the offeror owns or has accepted for payment 25 percent or more of the outstanding voting stock of Brunswick, or (b) three business days before the offer is to terminate, unless the offer is withdrawn first, if the offeror could own 50 percent or more of the outstanding voting stock of Bruns-wick as a result of the offer; (iii) the failure of the incumbent Board of Di-rectors to constitute a majority of Brunswick's Board of Directors, excluding new directors who are approved by a vote of at least 75 percent of the direc-tors then comprising the incumbent board and did not join the Board following a contested election of directors; (iv) a merger of Brunswick with another corpo-ration, other than a merger in which Brunswick's stockholders receive 75 per-cent of the voting stock outstanding after the merger or a merger effected to implement a recapitalization of Brunswick in which no person acquires more than 25 percent of Brunswick's voting stock; or (v) a complete liquidation or disso-lution of Brunswick or sale of substantially all of Brunswick's assets.

   In addition to the severance benefits outlined above, in the event of a cov-ered termination Mr. Buckley would be entitled to receive any annual bonus earned for the preceding year that has not yet been paid at the time of termi-nation, plus a pro rata annual bonus for the year in which termination occurs unless the termination occurs in the first quarter of the year. Mr. Buckley would also receive continuance of other benefits and perquisites for up to two years (three years in the event of a change in control). If termination occurs following a change in control, Mr. Buckley would also be entitled to a lump sum payment of accrued pension and supplemental pension benefits, calculated as if he had worked for an additional three years beyond the date of the change in control; accrued profit-sharing benefits; accrued deferred compensation contri-butions; and full vesting in all outstanding stock options and restricted stock awards.

   The terms of the agreement require Mr. Buckley to assent to certain confi-dentiality, non-competition and non-solicitation provisions, and to execute a general release.

   In connection with his being named President and Chief Operating Officer in May 2000, Mr. Buckley was required to relocate from Fond du Lac, Wisconsin, to the Lake Forest, Illinois, area. Under Brunswick's relocation program, Brunswick's relocation service provider, Primacy Relocation, LLC ("Primacy"), purchased Mr. Buckley's Wisconsin home for $1,050,000, based on an independent appraisal commissioned by Primacy. In connection with Mr. Buckley's purchase of a new home in the Lake Forest, Illinois, area, Brunswick loaned Mr. Buckley $800,000 during 2000, to be repaid in five annual installments commencing Au-gust 1, 2001. This loan is secured by a mortgage on Mr. Buckley's home and will be interest-free except in the event of default.

   Brunswick's other Senior Executives are entitled to severance and change in control benefits substantially similar to those outlined above for Mr. Buck-ley, except that (i) the severance payment triggered by a termination that does not follow a change in control is equal to 1.5 times base salary plus a target annual bonus as determined in the discretion of the Chief Executive Of-ficer for the year in which termination occurs, and (ii) the maximum period for which certain benefits and perquisites would continue following termina-tion after a change in control is 18 months.

   Mr. Larson and Brunswick entered into an agreement on March 12, 2001 (the "Agreement") relating to Mr. Larson's resignation as an officer and director and his rights under the Second Amended and Restated Employment Agreement en-tered into between Brunswick and Mr. Larson on January 4, 1999. The Agreement provides for aggregate cash compensation of $3.5 million (including $450,014 included in the Summary Compensation Table set forth above under the "All Other Compensation" column), payable between July 1, 2000 and January 1, 2002. Under the Agreement, Mr. Larson is vested in 50,000 deferred stock units cred-ited as of January 3, 2000 (included in the Summary Compensation Table under the "Annual Bonus" column) and 50,000 deferred stock units credited as of Jan-uary 1, 2001. The Agreement provides that Mr. Larson will be entitled to group life, accident, medical and hospital insurance coverage, tax and financial planning and retiree medical benefits through June 30, 2002. All of Mr. Larson's deferred compensation credited as deferred stock units were converted to cash deferrals as of March 14, 2001, based upon the closing price of Bruns-wick Common Stock on March 13, 2001, and thereafter will be credited with in-terest at the rate of 7.5 percent per annum. Commencing April 1, 2001, the in-terest credited on all other amounts in Mr. Larson's cash deferral account will be at the rate of 7.5 percent per annum. Mr. Larson's deferred compensa-tion will be paid January 1, 2002.

   Mr. Larson will also be entitled to continuing coverage under any directors and officers liability insurance policy, indemnification by-law or indemnifi-cation agreement then maintained or offered by Brunswick. The Agreement also entitles Mr. Larson to have life insurance of 3.5 times his final base salary of $900,000 maintained for him for two years following his resignation as Chief Executive Officer. Mr. Larson may elect to reduce the amount of life in-surance provided to him and to receive the premiums which otherwise would have been paid for the insurance.

   In addition, as of the date of his resignation as Chief Executive Officer, restrictions on Mr. Larson's options lapsed, and options that were then exer-cisable or became exercisable because of the lapse of restrictions shall re-main exercisable until the earlier of (i) their expiration or (ii) June 30, 2005.

   The Agreement prohibits competition with Brunswick by Mr. Larson during the term of the Agreement and for two years thereafter and requires confidential-ity on the part of Mr. Larson during and after the term of the Agreement.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

   Ms. Martin Musham filed one late Form 4 to report a purchase by her spouse of shares of Common Stock as to which Ms. Martin Musham disclaims beneficial ownership. Mr. B. Russell Lockridge, Vice President and Chief Human Resources Officer, timely filed a Form 5 for 2000 reporting the acquisition of shares of Common Stock in connection with his 1998-1999 Strategic Incentive Plan award. However, a portion of that award which was allocated to stock units in Mr. Lockridge's deferred compensation account was inadvertently omitted from his original Form 5, and was subsequently reported on an amended Form 5 filed six days after the filing deadline.

            PROPOSAL TO APPROVE AN AMENDMENT TO THE 1991 STOCK PLAN
           INCREASING THE MAXIMUM ANNUAL NUMBER OF SHARES AUTHORIZED
                  FOR ISSUANCE TO ANY EMPLOYEE UNDER THE PLAN

General

   Shareholders approved Brunswick's 1991 Stock Plan (the "Plan") at the 1991 annual meeting of shareholders and approved amendments to the Plan at the 1996 and 1999 annual meetings of shareholders. On

February 6, 2001, the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to increase the maximum number of shares as to which a participant may receive stock options and stock appreciation rights in a calendar year from 300,000 shares to 1,000,000 shares.

   The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and other stock-based awards to management employees of Brunswick and its subsidiaries. The purpose of the Plan is to promote the long-term financial interests and growth of Brunswick by (i) attracting and retaining management personnel, (ii) moti-vating management personnel by means of growth-related incentives, (iii) pro-viding incentive compensation opportunities that are competitive with those of other major corporations and (iv) further aligning the interests of partici-pants with those of the shareholders of Brunswick.

   In 1996, shareholders approved an amendment providing that the maximum num-ber of shares as to which a participant may receive stock options and stock ap-preciation rights in a calendar year would be 300,000 shares. The setting of a maximum share limit was effected to ensure that awards under the plan would qualify as fully deductible "performance-based compensation" under section 162(m) of the Internal Revenue Code of 1986, as amended. Increasing the maximum number of shares as to which a participant may receive stock options and stock appreciation rights in a calendar year from 300,000 to 1,000,000 will not im-pair the deductibility of awards under the Plan.

   The amended Plan provides for the issuance of a maximum of 16,200,000 shares of Common Stock of Brunswick from the Plan's inception in 1991 (subject to ad-justment as described below). The shares may be authorized but unissued shares or treasury shares. Of the 16,200,000 shares authorized, as of March 2, 2001, 8,724,625 shares are subject to outstanding awards, 3,926,926 shares are avail-able for future grants and 3,548,449 shares have been issued for exercised op-tions and other awards. Awards of restricted stock under the Plan occurring af-ter February 9, 1999, may not exceed 2,000,000 shares in the aggregate.

   Shares related to awards that expire unexercised or are forfeited, terminat-ed, surrendered, cancelled, withheld for taxes or settled in cash in lieu of stock or in such manner that all or some of the shares covered by an award are not issued to a participant shall immediately become available for additional awards under the Plan.

   The closing price of the Common Stock on March 2, 2001, as reported on the New York Stock Exchange Composite Tape, was $21.60 per share.

   A copy of the Plan as proposed to be amended is set forth as Exhibit B to this Proxy Statement. The following descriptions are qualified in their en-tirety by reference to the full text of the amended Plan set forth as Exhibit B.

Eligibility and Participation

   Participants in the Plan are selected by the Human Resource and Compensation Committee of the Board of Directors (the "Committee") which administers the Plan. The Plan contemplates that awards will be granted to management employees and that participants will be such employees of Brunswick and its subsidiaries, including officers of Brunswick, as from time to time are designated by the Committee. Approximately 500 employees are eligible to receive awards under the Plan. Directors of Brunswick are not eligible to participate unless they are also employees.

Administration

   Under the Plan and subject to the limitations thereunder, the Committee is authorized: (i) to select participants in the Plan, (ii) to make awards in such forms and amounts as it shall determine, (iii) to impose such limitations, re-strictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted thereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan.

Amendment and Termination

   The Board of Directors or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable, pro-vided, however, that no such amendment shall be made without shareholder ap-proval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed. No such amendment, sus-pension or termination shall impair the rights of participants under outstand-ing awards without the consent of the participants affected thereby.

   The Committee may amend or modify any award in any manner to the extent that the Committee would have had the authority under the Plan to initially grant such award, except that the Committee may not adjust the exercise price of options other than for changes in capitalization and similar changes. No such amendment or modification shall impair the rights of any participant un-der any award without the consent of such participant.

Changes in Capitalization and Similar Changes

   In the event that each of the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or securities of Brunswick or of another corporation (whether by reason of merg-er, consolidation, recapitalization, reclassification, stock dividend, stock split, combination of shares, or otherwise), then there shall be substituted for each share of Common Stock then offered or available for offer under the Plan the number and kind of shares of stock into which such outstanding shares of the Common Stock of Brunswick shall be so changed or for which such shares shall be so exchanged. The Committee may make any necessary equitable adjust-ments. In the event of a spin-off, extraordinary dividend, or other distribu-tion or similar transaction, the Committee may adjust equitably the exercise price of any outstanding options or the terms of any outstanding stock appre-ciation rights.

Awards

   Under the Plan, an employee to whom an option is granted will have the right to purchase the number of shares of Common Stock covered by the option, subject to the terms and provisions of the Plan. The option price to be paid by a participant is determined by the Committee and cannot be less than 100 percent of the fair market value of the Common Stock on the date on which the option is granted. The Committee may require options, other than incentive stock options, to be purchased by participants for a purchase price determined by the Committee.

   The exercise price of an option granted under the Plan is payable in cash, by the surrender of shares of Common Stock at the fair market value on the date on which the option is exercised, or by any combination of cash and such shares. Any option granted under the Plan will be exercisable for specified periods determined by the Committee.

   In addition to stock options, participants may be awarded stock apprecia-tion rights and restricted stock, performance shares and other forms of awards that the Committee in its discretion may determine are consistent with the ob-jectives and limitations of the Plan. Such awards may be payable in Common Stock, cash or both, and shall be subject to such restrictions and conditions as the Committee shall determine.

   The amount and type of awards to be granted in the future to the named of-ficers, to all executive officers as a group and to all other employees are not currently determinable.

Federal Income Tax Considerations

   The discussion which follows is a summary, based on current law, of some significant federal income tax considerations relating to stock options awarded under the Plan. A participant who is granted a stock option will not be subject to federal income tax at the time of grant, and Brunswick will not be entitled to a tax deduction by reason of such grant. Generally, upon exercise of a non-qualified option by an employee, the difference between the option price and the fair market value of the Common Stock will be consid-ered ordinary income to the participant at the time of exercise and will be de-ductible by Brunswick at that time. Upon subsequent disposition of the shares by the participant, the participant will generally realize a capital gain or loss, with the basis for computing such gain or loss equal to the fair market value of the stock at the time of exercise. Upon exercise of an incentive stock option (as defined in the Internal Revenue Code), although no taxable income will be recognized by the participant and Brunswick is not entitled to a tax deduction by reason of such exercise, the excess of the fair market value on the date of exercise over the exercise price is treated by the participant as an item of tax preference for alternative minimum tax purposes. If the partici-pant does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after re-ceiving the transfer of such stock, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the partici-pant as capital gain, and Brunswick will not be entitled to any deduction for federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If shares purchased pursuant to the exercise of an incentive stock option are sold within two years from the date of grant or within one year after the transfer of such shares to the participant, then the difference, with certain adjustments, between the fair market value of the shares at the date of exercise and the option price will be considered ordinary income to the participant. Generally, Brunswick is entitled to an income tax deduction for any ordinary income taxed to the par-ticipant.

   If the amount realized exceeds the value of the shares on the date of exer-cise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

   Brunswick may withhold amounts from participants to satisfy withholding tax requirements. Participants may have Common Stock withheld from awards, may ten-der Common Stock back to Brunswick or may deliver previously acquired Common Stock to satisfy withholding tax requirements.

Vote Required to Amend the 1991 Stock Plan

   The affirmative vote of the majority of shares present in person or repre-sented by proxy and entitled to vote on the proposal is required to approve the amendment of the 1991 Stock Plan.

   The Board of Directors recommends a vote FOR this proposal.

                   REPORT OF THE AUDIT AND FINANCE COMMITTEE
                           OF THE BOARD OF DIRECTORS

   The following is the report of the Audit and Finance Committee with respect to Brunswick's audited financial statements for the fiscal year ended December 31, 2000.

Audit and Finance Committee Charter

   The Board of Directors has adopted for the Audit and Finance Committee a written charter, a copy of which is attached to this Proxy Statement as Exhibit A.

Independence of Audit and Finance Committee Members

   The Board of Directors has determined that all members of the Audit and Fi-nance Committee are independent, in accordance with the New York Stock Exchange audit committee requirements.

Review with Management

   The Audit and Finance Committee has reviewed and discussed Brunswick's au-dited financial statements with management.

Review and Discussions with Independent Accountants

   The Audit and Finance Committee has discussed with Arthur Andersen LLP, Brunswick's independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards).

   The Audit and Finance Committee has also received written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from Brunswick and its related entities) and has discussed with Arthur Andersen LLP its inde-pendence from Brunswick. The Audit and Finance Committee has also reviewed the non-audit services provided by Arthur Andersen LLP, as described below, and considered whether the provision of those services was compatible with main-taining Arthur Andersen LLP's independence.

Conclusion

   Based on the review and discussions referred to above, the Audit and Fi-nance Committee recommended to Brunswick's Board that the audited financial statements be included in Brunswick's Annual Report on Form 10-K for the fis-cal year ended December 31, 2000.

   Submitted by Members of the Audit and Finance Committee of the Board of Di-rectors.

     M. J. Callahan (Chairman)
     D. J. Bern
     J. L. Bleustein
     P. Harf
     R. L. Ryan

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   Upon the recommendation of its Audit and Finance Committee, the Board of Directors has appointed Arthur Andersen LLP, independent public accountants, auditors for Brunswick and its subsidiaries for the year 2001. The Board of Directors recommends the appointment of Arthur Andersen LLP as auditors for Brunswick and its subsidiaries be ratified. If shareholders do not ratify the appointment, the selection of auditors will be reconsidered by the Audit and Finance Committee and the Board of Directors. Representatives of Arthur Ander-sen LLP will be present at the annual meeting of shareholders with the oppor-tunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Fees Incurred for Services of Arthur Andersen LLP

   For 2000, Brunswick incurred the following fees for services rendered by Arthur Andersen LLP:

   Audit Fees: Brunswick incurred $1,491,900 in fees for audit services ren-dered by Arthur Andersen LLP in connection with the audit of Brunswick's an-nual and quarterly financial statements for 2000.

   Financial Information, Systems Design and Implementation Fees: Brunswick incurred no fees for financial information, systems design and implementation services rendered by Arthur Andersen LLP during 2000.

   All Other Fees: Brunswick incurred $3,277,900 in fees for all services ren-dered by Arthur Andersen LLP during 2000 other than audit and financial infor-mation, systems design and implementation services.

   The Board of Directors recommends a vote FOR this proposal.

                             SHAREHOLDER PROPOSALS

   If a shareholder wants a proposal to be included in Brunswick's proxy state-ment for the 2002 annual meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be received by Brunswick no later than November 26, 2001. The proposal must be delivered to Brunswick's offices at 1
N. Field Court, Lake Forest, Illinois 60045-4811, Attention: Secretary, and must otherwise meet the requirements of the rules of the Securities and Ex-change Commission. The date after which a shareholder proposal submitted out-side the processes of Rule 14a-8 is considered untimely for the 2002 annual meeting is February 9, 2002, calculated as provided in Rule 14a-4(c)(1) under the Securities Exchange Act of 1934.

                                 OTHER MATTERS

   If any matters other than those referred to in the Notice of Annual Meeting should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in ac-cordance with their best judgment. Management does not know of any business other than that referred to in the Notice that may be considered at the meet-ing.

   The entire expense of proxy solicitation will be borne by Brunswick. In ad-dition to solicitation by mail, telephone, facsimile, telegraph and personal contact by its officers and employees, Brunswick has retained the firm of Georgeson & Co. to assist in the solicitation of proxies. Reasonable out-of-pocket expenses of forwarding the proxy material will be paid by Brunswick. For its services, Georgeson & Co. will be paid a fee of approximately $9,900.

   In order to assure the presence of the necessary quorum and to vote on the matters to come before the annual meeting, please indicate your choices on the enclosed proxy, and date, sign and return it promptly in the envelope provided. Alternatively, you may vote your proxy by telephone or via the Internet by fol-lowing the instructions included with your proxy card.

By order of the Board of Directors,

/s/ Dustan E. McCoy
Dustan E. McCoy
Secretary

Lake Forest, Illinois
March 26, 2001

                                                                       EXHIBIT A

                  Board of Directors of Brunswick Corporation
                   Charter of the Audit and Finance Committee

Statement of Policy

   The audit and finance committee (the Committee) shall provide assistance to the board of directors (the Board) in fulfilling the Board's responsibility to oversee the Corporation's accounting, auditing and reporting practices, its system of internal controls and the quality and integrity of its financial in-formation. In so doing, the Committee shall maintain free and open communica-tion with the Board, the independent auditors, the internal auditors and man-agement.

   The Committee's role is one of oversight and it recognizes that the Corpora-tion's management is responsible for preparing the Corporation's financial statements and that the independent auditors are responsible for auditing those financial statements. Consequently, in carrying out its oversight responsibili-ties, the Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the work of the independent auditors.

Membership

  . The Committee shall be comprised of three or more members of the Board, one of whom shall be appointed as the chairman of the Committee.

  . The Committee shall be composed of directors who in the opinion of the full Board have no relationship to the Corporation that may interfere with their exercise of independence from management and the Corporation.

  . The Committee's members must be financially literate, or become finan-cially literate within a reasonable period of time after appointment to the Committee, and at least one Committee member will have accounting or related financial management expertise, as determined by the Board.

  . Vacancies in the Committee may be filled at any meeting of the Board.

Responsibilities

   The independent auditors are ultimately accountable to the Board and the Committee. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors.

   The Committee shall:

  . Review the terms of engagement of the independent auditors, including the scope and timing of their audits and related fees.

  . Review the independence of the independent auditors, including a review and approval of the independent auditors' non-audit services and related fees.

    . Receive from the independent auditors annually, a formal written statement delineating the relationships between the Corporation and the auditor that may be thought to bear on independence.

    . Discuss with the independent auditors all disclosed relationships and their impact on the independent auditors' independence.

    . Recommend that the Board take appropriate action as applicable to satisfy itself of the independent auditors' independence.

  . Review with management, the independent auditors, and the internal audi-tors:

    . The Corporation's internal audit function, including its authority and audit scope;

    . Significant risks and exposures, audit activities, significant audit findings and recommendations of the independent and internal audi-tors; and

    . The quality and adequacy of the Corporation's internal accounting controls.

  . Meet periodically with the independent auditors and internal auditors without members of management present.

  . Receive reports from the internal audit function which shall report jointly to the chairman of the Committee and to management.

  . Review and discuss with management and the independent auditors, prior to the filing of the Corporation's Form 10-Q, the Corporation's interim fi-nancial results to be included in the Corporation's quarterly reports and the matters required to be discussed by the independent auditors with the Committee, including the quality of the Corporation's financial state-ments.

  . Review and discuss with management and the independent auditors the au-dited financial statements that are to be included in the Corporation's Annual Report on Form 10-K (or the Annual Report to shareholders if dis-tributed prior to filing the Form 10-K) and the matters required to be discussed by the independent auditors with the Committee, including the quality of the Corporation's financial statements. Based on these discus-sions, the Committee shall advise the Board whether it recommends that the audited financial statements be included in the Annual Report on Form 10-K (or the Annual Report to shareholders).

  . Review matters that include:

    . Changes in the Corporation's accounting policies and practices and significant judgments that may affect the financial results;

    . Legal, environmental, regulatory or other matters that may have a ma-terial financial or disclosure impact, and any unusual or significant commitments or contingent liabilities, together with the underlying assumptions and estimates of management; and

    . The effect of changes on accounting standards that may materially af-fect the Corporation's financial reporting practices.

  . Review the Corporation's annual report to shareholders and other SEC fil-ings, as it deems appropriate.

  . Conduct or authorize investigations into any matters within the Commit-tee's scope of responsibilities. The Committee shall be empowered to re-tain independent counsel or others to assist it in the conduct of any in-vestigation.

  . Annually review the Committee's charter and assess the Committee's effec-tiveness.

  . Periodically receive reports on the Corporation's ethics program.

  . Periodically report to the Board on the Committee's activities.

  . Consider other matters in relation to the financial affairs of the Corpo-ration and in relation to the internal auditors and independent auditors, as the Committee or the Board deems appropriate.

                                                                       EXHIBIT B

                             BRUNSWICK CORPORATION

                                1991 STOCK PLAN
                          (As proposed to be amended)

   1. Purpose. The purpose of the Brunswick Corporation 1991 Stock Plan (the "Plan") is to promote the long term financial interests and growth of Brunswick Corporation (the "Company") by (a) attracting and retaining management person-nel, (b) motivating management personnel by means of growth-related incentives,
(c) providing incentive compensation opportunities that are competitive with those of other major corporations, and (d) furthering the identity of interests of participants with those of the stockholders of the Company.

   2. Definitions. The following definitions are applicable to the Plan:

     "Affiliate" means any entity in which the Company has a direct or indi-rect equity interest which is so designated by the Committee.

     "Code" means the Internal Revenue Code of 1986, as amended, and any suc-cessor statute.

     "Committee" means the Human Resource and Compensation Committee of the Board of Directors of the Company.

     "Common Stock" means the Common Stock, par value $.75 per share, of the Company or such other securities as may be substituted therefor pursuant to paragraph 5(c).

     The "fair market value" of the Common Stock shall be determined in ac-cordance with procedures established by the Committee.

     "Participant" means any management employee of the Company or an Affili-ate selected by the Committee.

     "Rule 16b-3" means such rule adopted under the Securities Exchange Act of 1934, as amended, or any successor rule.

   3. Limitation on Aggregate Shares. The number of shares of Common Stock with respect to which awards may be granted under the Plan and which may be issued upon the exercise or payment thereof shall not exceed, in the aggregate, 16,200,000 shares (of which no more than 2,000,000 shares may be awards granted pursuant to paragraphs 4(c) or (d) after February 9, 1999), except for adjust-ments provided for in paragraph 5(c) of the Plan and provided, however, that shares related to awards that expire unexercised or are forfeited, surrendered, terminated, cancelled, withheld for taxes, or settled in cash in lieu of stock or in such manner that all or some of the shares covered by an award are not issued to a participant shall immediately become available for additional awards under the Plan. Such 16,200,000 shares of Common Stock may be either au-thorized and unissued shares, treasury shares, or a combination thereof, as the Committee shall determine.

   4. Awards. The Committee may grant to participants, in accordance with this paragraph 4 and the other provisions of the Plan, stock options, stock appreci-ation rights ("SARs"), restricted stock and other awards. The maximum number of shares of Common Stock as to which a participant may receive stock options and stock appreciation rights under the Plan in 1996 or in any subsequent calendar year is 1,000,000 subject to the provisions of Section 5(c) hereof.

     (a) Options.

       (i) Options granted under the Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Code or any successor provision, or in such other form, consistent with the Plan, as the Com-mittee may determine.

       (ii) The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of the fair market value of a share of Common Stock on the date of grant, provided that in no event shall the option price be less than the par value.

       (iii) The Committee may require options other than ISOs to be pur-chased by participants for a purchase price determined by the Commit-tee.

       (iv) Options shall be exercisable at such time or times as the Com-mittee shall determine at or subsequent to grant, except that no op-tions may be exercised after ten years from the date of their award.

       (v) Options shall be exercised in whole or in part by written notice to the Company (to the attention of the Corporate Secretary) and pay-ment in full of the option price. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Committee, (A) in cash (including check, bank draft, or money or-der), (B) in Common Stock (valued at the fair market value thereof on the date of exercise), (C) by a combination of cash and Common Stock or
    (D) with any other consideration (including payment in accordance with a cashless exercise program under which, if so instructed by the par-ticipant, shares of Common Stock may be issued directly to the partici-pant's broker or dealer upon receipt of the option price in cash from the broker or dealer).

     (b) SARs.

       (i) An SAR shall entitle its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the fair market value (at the date of exercise) of a share of Common Stock over a specified price fixed by the Committee multiplied by the number of shares as to which the holder is exercising the SAR. SARs may be in tandem with any previously or contemporaneously granted option or independent of any option. The specified price of a tandem SAR shall be the option price of the related option. The amount payable may be paid by the Company in Common Stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Committee may determine, which determination shall be made after considering any preference expressed by the holder.

       (ii) An SAR shall be exercised by written notice to the Company (to the attention of the Corporate Secretary) at any time prior to its stated expiration. To the extent a tandem SAR is exercised, the related option will be cancelled and, to the extent the related option is exer-cised, the tandem SAR will be cancelled.

     (c) Restricted Stock.

       (i) The Committee may award to any participant shares of Common Stock, subject to this paragraph 4(c) and such other terms and condi-tions as the Committee may prescribe (such shares being called "re-stricted stock"). Each certificate for restricted stock shall be regis-tered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company.

       (ii) There shall be established for each restricted stock award a restriction period (the "restriction period") of such length as shall be determined by the Committee. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for the re-strictions on transfer and such other restrictions as the Committee may impose, the participant shall have all the rights of holder of Common Stock as to such restricted stock. At the expiration of the restriction period, the Company shall redeliver to the participant (or the partici-pant's legal representative) the certificates deposited pursuant to this paragraph.

       (iii) Except as provided by the Committee at the time of grant or otherwise, upon termination of employment for any reason during the re-striction period all shares still subject to restriction shall be for-feited by the participant.

     (d) Other Awards. Other awards, including, without limitation, perfor-mance shares and other forms of awards measured in whole or in part by the value of shares, the performance of the participant or the performance of the Company, may be granted under the Plan. Such awards may be payable in Common Stock, cash or both, and shall be subject to such restrictions and conditions, as the Committee shall determine. At the time of such an award, the Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events. Following the conclusion of each performance period, the Committee shall determine the extent to which performance goals have been attained or the degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of pay-ment to be made, if any.

   5. Miscellaneous Provisions.

     (a) Administration. The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority: (i) to select participants in the Plan, (ii) to make awards in such forms and amounts as it shall determine, (iii) to im-pose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any in-consistency in the Plan or in any award granted hereunder and (vi) to make all other determinations and to take all other actions necessary or advis-able for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. All expenses associated with the Plan shall be borne by the Company, subject to such allocation to its Affiliates and operating units as it deems appropriate. The Committee may, to the extent that such action will not prevent the Plan from comply-ing with Rule 16b-3, delegate any of its authority hereunder to such per-sons as it deems appropriate.

     (b) Transferability. An award under the Plan may be transferred only (i) by will or the laws of descent and distribution, (ii) in accordance with guidelines established by the Committee, or (iii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder (but only if per-mitting such transfer will not affect the status of the award under the
  Code). Any purported transfer contrary to this provision will nullify the award.

     (c) Changes in Capitalization and Similar Changes. In the event that each of the outstanding shares of Common Stock shall be changed into or ex-changed for a different number or kind of shares of stock or securities of the Company or of another corporation (whether by reason of merger, consol-idation, recapitalization, reclassification, stock dividend, stock split, combination of shares, or otherwise), then there shall be substituted for each share of Common Stock then offered or available for offer under the Plan the number and kind of shares of stock into which such outstanding shares of the Common Stock of the Company shall be so changed or for which such shares shall be so exchanged. The Committee in its sole discretion shall make any equitable adjustments as may be necessary. No fraction of a share of Common Stock shall be delivered if an adjustment in the number of shares is necessary. In the event of a spin-off, extraordinary dividend or other distribution or similar transaction, the Committee may adjust equita-bly the exercise price of any outstanding options or the terms of any out-standing SARs.

     (d) Tax Withholding. The Committee shall have the power to withhold, or require a participant to remit to the Company, an amount sufficient to sat-isfy any withholding or other tax due with respect to any amount payable and/or shares issuable under the Plan, and the Committee may defer such payment or issuance unless indemnified to its satisfaction. A participant may elect to have shares of Common Stock otherwise issuable under an award withheld, tender back to the Company shares of Common Stock received pursu-ant to an award or deliver to the Company previously acquired shares of Common Stock having a fair market value sufficient to satisfy all or part of the Company's withholding tax obligations for the participant associated with the transaction. Such election must be made by a participant prior to the date on which the tax obligation arises.

     (e) Listing and Legal Compliance. The Committee may suspend the exercise or payment of any award so long as it determines that securities exchange listing or registration or qualification under any securities laws is re-quired in connection therewith and has not been completed on terms accept-able to the Committee.

     (f) Rights to Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participant's employment at any time, nor confer upon any participant any right to con-tinue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

     (g) Amendment, Suspension and Termination of Plan. The Board of Direc-tors or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable; provided, how-ever, that no such amendment shall be made, without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed. No such amendment, suspen-sion or termination shall impair the rights of participants affected thereby or make any change that would disqualify the Plan, or any other plan of the Company intended to be so qualified, from the exemption pro-vided by Rule 16b-3.

     The Committee may amend or modify any award in any manner to the extent that the Committee would have had the authority under the Plan to initially grant such award, except that the Committee may not adjust the exercise price of any options other than as provided in Section 5(c) hereof. No such amendment or modification shall impair the rights of any participant under any award without the consent of such participant.

   6. Change in Control. "Change in Control" of the Company means the occur-rence of any of the following events:

     (a) any Person other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or any of its subsidiar-ies, is or becomes a Beneficial Owner, directly or indirectly, of stock of the Company representing 30% or more of the total voting power of the Company's then outstanding stock and securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Clause (A) of paragraph (d), below;

     (b) a tender offer (for which a filing has been made with the Securities and Exchange Commission ("SEC") which purports to comply with the require-ments of Section 14(d) of the Securities Exchange Act of 1934 and the cor-responding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board of Directors of the Company, then the first to occur of

       (i) any time during the offer when the Person making the offer owns or has accepted for payment stock of the Company with 25% or more of the total voting power of the Company's stock, or

       (ii) three business days before the offer is to terminate unless the offer is withdrawn first if the Person making the offer could own, by the terms of the offer plus any shares owned by this Person, stock with 50% or more of the total voting power of the Company's stock when the offer terminates;

     (c) individuals who, as of the date hereof, constitute the Board of Di-rectors (the "Incumbent Board") of the Company, cease for any reason to constitute a majority thereof; provided, however, that any individual be-coming a director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least 75% of the di-rectors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company;

     (d) there is consummated a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corpora-tion, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining out-standing or by being converted into voting securities of the surviving en-tity or any parent thereof) at least 75% of the combined voting power of the stock and securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of stock and securities of the Company representing more than 25% of the combined voting power of the Company's then outstanding stock and securi-ties; or

     (e) the stockholders of the Company approve a plan of complete liquida-tion or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets other than a sale or disposition by the Company of all or substantially all of the assets to an entity at least 75% of the combined voting power of the stock and securities which is owned by Persons in sub-stantially the same proportions as their ownership of the Company's voting stock immediately prior to such sale.

     "Person" shall mean any person (as defined in Section 3(a)(9) of the Se-curities Exchange Act (the "Exchange Act"), as such term is modified in
  Section 13(d) and 14(d) of the Exchange Act) other than (1) any employee plan established by the Company, (2) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (3) an un-derwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by stock-holders of the Company in substantially the same proportions as their own-ership of the Company. "Beneficial Owner" shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

   The Committee may provide in any award that in the event of a Change in Con-trol, the participant may (a) exercise any outstanding Options or SARs which would not then be exercisable by the participant absent the Change in Control;
(b) require the Company to release all restrictions on shares of restricted stock awarded to the participant; and (c) require the Company to pay the par-ticipant the fair value (prorated to the date of the Change in Control) of any other awards under the Plan then held by the participant.

___________________                VOTE BY INTERNET--www.proxyvote.com
                                   Use the Internet to transmit your voting
 B R U N S W I C K                 instructions and for electronic delivery of
___________________                information up until 11:59 P.M. Eastern Time
                                   the day before the cut-off date or meeting
C/O PROXY SERVICES                 date. Have your proxy card in hand when you
P.O. BOX 9142                      access the web site. You will be prompted to
FARMINGDALE, NY 11735              enter your 12-digit Control Number which is
                                   located below to obtain your records and to create an electronic voting instruction form.

                                   VOTE BY PHONE--1-800-690-6903
                                   Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                                   VOTE BY MAIL--
                                   Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Burnswick Corporation., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.



TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  [x]     BRNSWK

                                              KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

             THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
________________________________________________________________________________

BRUNSWICK CORPORATION

  The Board of Directors recommends
  a vote FOR proposals 1, 2 and 3,

                                                     For    Withhold    For All
  Director Vote                                      All      All       Except

  1. Election of Directors-Nominees                  [_]      [_]        [_]
     01) Nolan D. Archibald
     02) Jeffrey L. Bleustein
     03) Robert L. Ryan                              To withhold authority to
                                                     vote, mark "For All Except"
                                                     and write the nominee's
                                                     number on the line below.

                                                     ___________________________


  Vote On Proposals                                     For   Against   Abstain

  2. Approval of Amendment to 1991 Stock Plan           [_]      [_]      [_]

  3. Ratification of Arthur Andersen LLP as Auditors    [_]      [_]      [_]

  4. In their discretion on such other business as may properly come before the meeting

  This proxy will be voted as directed by the shareholder. If no direction is made, this proxy will be voted for proposals 1, 2 and 3.

  Note: Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

  _________________________________            _________________________________

  _________________________________            _________________________________
  Signature                Date                Signature                Date
  (PLEASE SIGN WITHIN BOX)                     (Joint Owners)

-------------------------------------------------------------------------------
Proxy

               Solicited on behalf of the Board of Directors of
                            BRUNSWICK CORPORATION

     The undersigned hereby appoints G.W. Buckley, V.J. Reich and D.E. McCoy, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all shares of Common Stock of Brunswick Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 1, 2001, of any adjournment thereof.

     The proxy also provides voting instructions for shares held by the Bank of New York, the trustee for the Brunswick Employee Stock Ownership Plan, and Vanguard Fiduciary Trust Company, the trustee for the Brunswick Retirement Savings Plan and the Brunswick Rewards Plan, and directs such trustees to vote as indicated on the reverse side of this card any shares allocated to your account in these plans. The Trustees will vote your shares as you direct. The Trustees will vote allocated shares of the Company's stock (except shares acquired with tax credit contributions) for which proxies are not received and unallocated shares in direct proportion to voting by allocated shares for which proxies are received.

     This proxy/voting instruction card is solicited pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. This card should be voted, by mail, internet or telephone, in time to reach the Company's proxy tabulator, Automatic Data Processing, by 9:00 a.m. on Tuesday, May 1, 2001, for all registered shares to be voted and by 5:00 p.m. on Friday, April 27, 2001, for the Trustees to vote the Plan shares. Individual proxy voting and voting instructions will be kept confidential by Automatic Data Processing and will not be provided to the Company.

---------
BRUNSWICK
---------

TWO ADDITIONAL WAYS TO VOTE

================================================================================

                               Vote by Internet

================================================================================
It's fast, convenient, and your vote is immediately confirmed and posted. You may also give your consent to have all future proxy statements and annual reports delivered to you electronically.

                                 Go to website

                               www.proxyvote.com

Follow these four easy steps:

 .    Read the accompanying Proxy Statement and Proxy Card.

 .    Go to website www.proxyvote.com.

 .    Enter your unique 12-digit Control Number located on your Proxy Card.

 .    Follow the simple instructions.

===============================================================================


================================================================================

                               Vote by Telephone

================================================================================
  It's fast, convenient, and your vote is immediately confirmed and posted.

           Call toll-free on a touch-tone phone in the U.S. or Canada

                                1-800-690-6903

Follow these four easy steps:

 .    Read the accompanying Proxy Statement and Proxy Card.

 .    Call the toll-free phone number above.

 .    Enter your unique 12-digit Control Number located on your Proxy Card.

 .    Follow the simple recorded instructions.

===============================================================================

                              VOTE 24 HOURS A DAY

      DO NOT RETURN PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE